Exhibit 23.4

Consent of Independent Auditors

Strategic Storage Trust VI, Inc.

Ladera Ranch, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 of our report dated July 14, 2023, relating to the combined statement of revenues and certain direct operating expenses of the Ontario Portfolio appearing in the Current Report on Form 8-K/A of Strategic Storage Trust VI, Inc. filed on July 14, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.A.

Costa Mesa, California

July 20, 2023